EXHIBIT 99.1

Contacts Dan Darazsdi +910 558 7915 dan.darazsdi@wilm.ppdi.com

Craig Eastwood +910 558 7585 craig.eastwood@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD Announces Plan to Repurchase Shares of its Common Stock

WILMINGTON, N.C. (February 20, 2008) – PPD, Inc. (Nasdaq: PPDI) today announced its plans to begin a stock repurchase program whereby up to $350 million of its common stock may be purchased from time to time in the open market.

The company made the decision to initiate a share repurchase program in view of the current price at which the company’s stock is trading, the strength of the company’s balance sheet and its ability to generate cash, as well as to minimize earnings dilution from future equity issuances, including stock option exercises, purchases under the company’s employee stock purchase plan and other equity compensation awards.

“The board of directors has evaluated potential stock repurchase programs in the past, and now believes that this repurchase plan is appropriate and a good use of a portion of our capital at the present time,” said Fred Eshelman, chief executive officer of PPD. “It reflects the strength of the company’s financial position, our confidence in the future potential of PPD and our continuing commitment to maximize value for our shareholders.”

The company expects to finance the share repurchases from existing cash on hand and cash generated from future operations.

PPD is a leading global contract research organization providing discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 30 countries and more than 10,200 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions, including expectations and assumptions about the repurchase of stock, contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: risks related to using our cash for the stock repurchase program, including potential limitations on cash available for growth opportunities; risks that we may not continue our dividend policy; economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries and government-sponsored research sector; continued success in sales growth; loss of large contracts; competition within the outsourcing industry; the ability to attract and retain key personnel; dependence on collaborative relationships; rapid technological advances that make our products and services less competitive; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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